                                 EXHIBIT 11.1

                   CALCULATION OF NET LOSS PER COMMON SHARE



                                             1993         1994           1995           1996
                                          ----------   ----------   ------------    -----------
Net Loss                                  $ (615,079)  $ (385,013)    $(2,488,375)  $(2,735,364)
Preferred B Dividend                         (52,790)    (421,696)       (783,700)            -
Preferred B Accretion                        (14,353)     (30,367)        (43,464)      (43,464)
Preferred B Redemption Premium                     -            -               -      (365,810)
Preferred C Dividend                               -            -        (275,256)     (520,393)
Preferred C Accretion                              -            -          (4,944)      (11,380)
                                          ----------   ----------   -------------   -----------
Net Loss Attributable to Common Stock     $ (682,222)  $ (837,076)    $(3,595,739)  $(3,676,411)
                                          ==========   ==========   =============   ===========
Avg. Weighted Shares                       1,154,329    2,534,175       3,148,826     3,162,934
                                          ==========   ==========   =============   ===========
Net Loss Per Common Share                     $(0.59)      $(0.33)         $(1.14)       $(1.16)
                                          ==========   ==========   =============   ===========


           CALCULATION OF ACTUAL WEIGHTED AVERAGE SHARES OUTSTANDING

                                                                       Annual
                                                                      Weighted
                                       Issue Date   Actual Shares      Average
                                       ----------   -------------    ----------
 Inception                                1/27/93         768,117       768,117
 Options Issued within 12 months
   of IPO                                 1/27/93         160,917       160,917
 Common Stock Sales                       11/9/93       1,464,413       225,294
                                                    -------------    ----------
   1993 Ending Balance                   12/31/93       2,393,447     1,154,328
                                                    -------------    ==========
 1994 Beginning Balance                                 2,393,447     2,393,447
 Common Stock Sales                      10/24/94         755,378       140,728
                                                    -------------    ----------
   1994 Ending Balance                   12/31/94       3,148,825     2,534,175
                                                    -------------    ==========
 1995 Beginning Balance                                 3,148,825     3,148,826
 Common Stock Sales                                             -             -
                                                    -------------    ----------
 1995 Ending Balance                     12/31/95       3,148,825     3,148,826
                                                    -------------    ==========
   1996 Beginning Balance                               3,148,825     3,148,826
 Option Exercise, 9/30/96                 5/15/96           3,124         1,960
 Conversion of Series C                  12/26/96       1,376,379        18,803
 Conversion of Series C Warrants         12/26/96          73,766         1,008
 IPO Shares                              12/26/96       2,400,000        32,787
 Exclusion of Options for Period
  Subsequent to 9/30/96                                  (160,917)      (40,450)
                                                    -------------    ----------
   1996 Ending Balance                                  6,841,177     3,162,934
                                                    -------------    ==========